Exhibit F
EXECUTION VERSION
ASSIGNMENT OF REGISTRATION RIGHTS
Reference is made to that certain Registration Rights Agreement dated as of June 13, 2016 (the "Registration Rights Agreement"), between Ardmore Shipping Corporation, a Marshall Islands corporation (the "Company") and GA Holdings LLC, a Marshall Islands limited liability company ("Assignor"). All capitalized terms not defined herein shall have the meanings ascribed to them in the Registration Rights Agreement.
The Company and Assignor entered into the Registration Rights Agreement in connection with Assignor's purchase of certain shares (the "2016 Shares") of the Company's common stock in a 2016 public offering by the Company. The 2016 Shares constitute Registrable Shares under the Registration Rights Agreement.
Seacove Shipping Ventures LLC, Paul Tivnan, Mark Cameron and Brian Dunne (collectively, "Assignees") are holders of ordinary units of Assignor. Assignor intends to distribute to Assignees or their nominees, in redemption of Assignees' respective ordinary units in Assignor, the portion of the 2016 Shares listed on Schedule A (the "Distributed Shares") attached to this Assignment of Registration Rights (such transaction being referred to as the "Share Distribution").
In connection with, and subject to completion of the Share Distribution, Assignor hereby assigns to each Assignee (or nominee), effective upon completion of the Share Distribution and pursuant to Section 6.2 of the Registration Rights Agreement, all of Assignor's right, title and interest under the Registration Rights Agreement with respect to the Distributed Shares. Assignor agrees to notify the Company of such assignment in accordance with Section 6.2 of the Registration Rights Agreement.
Each Assignee hereby acknowledges that he has read the Registration Rights Agreement and hereby agrees, effective upon completion of the Share Distribution, to become a party thereto and shall thereafter observe and be bound by, and shall have the benefit of, all of the terms, conditions and restrictions in the Registration Rights Agreement in the same manner and to the same extent as Assignor had prior to the Share Distribution and the assignment by Assignor to Assignees of Assignor's rights under the Registration Rights Agreement.
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IN WITNESS WHEREOF, the undersigned have executed this Assignment of Registration Rights as of November 30, 2017.

ASSIGNOR:

GA HOLDINGS LLC

By: /s /Reginald L. Jones III
Name:
Title:

ASSIGNEES:

SEACOVE SHIPPING VENTURES LLC

By: /s/ Anthony Gurnee
Name: Anthony Gurnee
Title: Sole Member/Director

/s/ Paul Tivnan
Name: Paul Tivnan

/s/ Mark Cameron
Name: Mark Cameron

/s/ Brian Dunne
Name: Brian Dunne

SCHEDULE A
 Distributed Shares
Assignee or its Nominee	Number of Distributed Shares
Anthony Gurnee, as nominee of Seacove Shipping Ventures LLC	109,274
Paul Tivnan	1,862
Mark Cameron	1,862
Brian Dunne	9,312